  Exhibit 99.1

Description of Director Compensation Arrangements for the 12 month period ending at the 2011 Annual Reorganization Meeting of the Board of Directors

German American Bancorp, Inc. (the "Company"), compensates its directors for their service to the Company and the Company's subsidiaries based on a twelve-month period commencing with each year's annual reorganization meeting of the Board.  The Governance/Nominating Committee made a recommendation with respect to director compensation to the Board and the Board approved such recommendation at its annual reorganization meeting on June 28, 2010.

For services of directors during the current annual period that commenced at the 2010 annual reorganization meeting, the Company is compensating its directors, including the CEO, through an annual retainer of $20,000 paid in cash during July 2010 in a lump sum (which is earned regardless of the number of meetings held or attended, and regardless of committee membership or attendance) and is paying an additional attendance fee of $500 for each meeting of the Board that they attend during this period.

In addition, directors of the Company receive a meeting fee for each committee meeting that they attend of $350.

Additional annual retainers (earned regardless of numbers of meetings held or attended) are paid for service as the Board’s lead director ($3,500) and for service as the Chairman of each of three committees of the Board:  Audit Committee, Compensation/Human Resources Committee, and Credit Risk Management Committee ($3,500 to each such Chairman).

In addition, those members of the Board (other than the CEO, who as a salaried employee of the Company is ineligible) who serve on the board of directors (including any regional advisory board) of at least one of the subsidiaries receives additional compensation for his or her service to such subsidiaries in the form of director/advisory fees for meetings actually attended of (i) $500 per meeting of the board of directors of German American Bancorp (our bank subsidiary) or of any regional advisory board, (ii) $350 for any meeting of a committee of the board of directors of our bank subsidiary, and (ii) $350 (combined for attendance at both meetings) per meeting of the boards of directors of German American Financial Advisors & Trust Company and German American Insurance, Inc. (which are held quarterly and sequentially).

Directors attending concurrent sessions of German American Bancorp, Inc. and German American Bancorp Board and committees receive a single meeting fee of $500 for the combination of the two meetings.